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                                                                    EXHIBIT 99.2

July 26, 1999

Dear Shareholder,

Last week, the FDA's Ophthalmic Devices Panel recommended not to approve our Premarket Approval Application (PMA) for the treatment of hyperopia from +.75 to +2.50 diopters.

We have stated that, while we disagree with the recommendation, we look forward to working with the FDA to discuss the Panel's findings and continuing to move down the regulatory track to get our Sunrise LTK System approved for sale and use in the United States.

Since Thursday's vote, a flurry of information has been released about the Company and its prospects. Much of that information has been inaccurate. We have also received literally thousands of phone calls and e-mails with questions essentially asking, "WHAT HAPPENS NOW?" We wanted to take some time to inform our shareholders, the investment community, and the general public about what the Company plans to do in the coming months. We invite you to check this letter in the coming days on our website because we plan to update it continually.


QUESTION #1: What does the Panel recommendation really mean to the Company?

     ANSWER #1: The Panel vote was disappointing. The Company has stated and continues to believe that the Sunrise LTK system met or exceeded targeted endpoints set by the FDA in its existing guidance pronouncements.

     Our next step is that we will sit down with the FDA staff in Washington and begin to discuss and plan what the Company will need to do to get the process moving forward again. We plan to begin the process of setting up those discussions this week.


QUESTION #2: Can the Sunrise LTK System still be approved even though the Panel has recommended not to approve it?

     ANSWER #2: It is possible. There are precedents for such approval. It certainly is going to take more work, but remember in the process, the Panel's role is advisory. This is a new technology. Most ophthalmologists, including the Panel members, haven't ever experienced it. It is important to note that the FDA staff has been studying our file since late January and thought enough of it to bring it to the Panel for review.

     In addition, in recent weeks, the Company has been given approval by the FDA to expand the clinical studies to include the treatment of hyperopia

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     from +2.75 to +4.0 diopters. And then just two weeks ago, the FDA also gave the Company conditional approval to treat the fellow eye (second eye) on the same day during those clinical trials.


QUESTION #3: How many cases were presented at the FDA Panel meeting?

     ANSWER #3: Sunrise presented clinical date on 656 eyes that were followed at various intervals from one day to two years. All patients received treatment pertaining to the algorithm that relates to laser surgery, the number of 8-spot rings, ring diameters, and pulse frequency. However, the first 46 eyes underwent treatment using a cornea drying technique that did not allow for a complete enough drying, resulting in under correction of these patients. Because of that, the Company requested the first 50 cases (rounded up from 46) be disregarded as the data were presented.


QUESTION # 4: I heard it reported that all of the effect of the Sunrise LTK System goes away at 18 months to two years?

     ANSWER #4: This is a strange comment when you look at the data from the clinical studies:

          88% of the patients saw 20/40 or better at six (6) months.
          85% of the patients saw 20/40 or better at twelve (12) months. 86% of the patients saw 20/40 or better at eighteen (18) months.

     The average visual acuity is 20/27 at 6 months, 20/27 at 12 months and 20/28 at 18 months. In addition, our data show that lessening of effect (regression) stopped at 20 months.

     At the Panel meeting, we were not equipped with very much 24-month data. The Panel wants to see up to 300 patients with up to 90% accountability for a 24 month period.


QUESTION #5: I heard that regression for excimer laser treatment of hyperopia is similar to the Sunrise LTK?

     ANSWER #5: Published peer reviewed studies absolutely support this contention.


QUESTION #6: I heard the Panel acknowledged that Sunrise had a very well run study with great accountability?

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     ANSWER #6: Yes, they indicated that on several occasions last Thursday.


QUESTION #7: Was the Panel pleased with anything else?

     ANSWER #7: They generally acknowledged that our study showed good safety with the Sunrise LTK System.


QUESTION #8: What is the status of the Hyperion LTK System?

     ANSWER #8: Approximately 90% of the development of the hardware and software is now complete. We anticipate that validation of this new and exciting instrument will be completed in the 3rd Quarter of 1999.


QUESTION #9: What will the Company do in the meantime?

     ANSWER #9: Obviously, priority #1 is to discuss more fully with the FDA the Panel vote and what the Company will need to do to address the regulatory situation.

     We will also continue to fine-tune the final changes and additions to the Hyperion(TM) LTK System to ready our medical instrument for market.

     We will also expand our educational efforts regarding both our technology and the hyperopia market in international markets.

     There is still much to do, and we are energized by the prospect of creating a Company that could become a major player in the dynamic and growing refractive surgery industry.


QUESTION #10: How much money does the Company have?

     ANSWER #10: We are in a good cash position. We will report our 2nd Quarter results from operations this coming week, and they will reflect a cash position in the neighborhood of $20 million. As you know, we have been historically frugal with our "cash burn". We have the money to continue our work with the FDA, to conclude the development of our manufacturing processes and to expand the educational programs in the international ophthalmic community about the Sunrise LTK System.

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QUESTION #11: What about the comments and articles that some of our clinical investigators are also shareholders of the Company?

     ANSWER #11: It is true that some of them are shareholders. It is not unusual for early stage development companies like ours to have clinical investigators who are also shareholders. Other refractive surgery companies that have already received approvals by the FDA had clinical investigators who were large shareholders.

     The FDA has a compliance division that audits the clinical results to make sure they reflect the reality of the safety and efficacy of any new surgical device.

     We have been congratulated repeatedly for the quality of our clinical investigators, some of the most important names in American ophthalmology. We stand by them and thank them for their work with us.

     It is also worth noting that over 99% of the shares owned by the clinical investigators were purchased by them, not given to them by the Company. The investigators were so impressed by their clinical results that they wanted to own Sunrise stock.


QUESTION #12: Who cares that the investigators own stock?

     ANSWER #12: There have been veiled references that stock ownership could bias our clinical results. That innuendo is plain wrong.

     Usually, it is the Company that gathers the data, but our clinical data are gathered by Bio Reg and Associates, a third party. All the investigators did was perform the surgery. The rest of the work was done by the doctors' staff and Bio Reg.


SOME ADDITIONAL THOUGHTS:

We are disappointed by this setback caused by the Panel vote. However, we continue to believe that the safety and efficacy of the Sunrise LTK System meets or exceeds FDA guidances. We will be working with the FDA to resolve those concerns.

In the meantime, we will continue to be accessible to those who want to know about our Company. We urge you to continue to check this website for any additional questions and answers that may come up in the coming days and weeks.

I hope these questions and answers have shed some light on where we think the Company is today and what we plan to do in the near future.

Sincerely,



C. Russell Trenary III
President/Chief Executive Officer